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                                                                EXHIBIT 4.03(a)




                                 MORTGAGE NOTE


$4,950,000.00                                             Stamford, Connecticut
                                                               January 25, 1996

         FOR VALUE RECEIVED, FRANK'S NURSERY & CRAFTS, INC., a Michigan corporation having an address at 6501 East Nevada, Detroit, Michigan 48243 ("Maker") promises to pay to the order of PEOPLE'S BANK, a Connecticut banking corporation having an office at Bridgeport Center, 850 Main Street, Bridgeport, Connecticut 06604-4913 ("Payee"), or any subsequent assignee or holder hereof (Payee or any subsequent assignee or holder hereof sometimes being hereinafter referred to as "Holder"), at the office of Payee, or at such other place as Holder may designate from time to time in writing, the principal sum of FOUR MILLION NINE HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($4,950,000.00), together with: (i) interest on the principal balance of this Note outstanding from time to time, from the date hereof until said balance shall have been paid in full, at the rate or rates and in the manner hereinafter provided; (ii) all amounts other than principal and interest which Maker shall be obligated to pay under this Note; (iii) all amounts which may be or become due under the Mortgage (as hereinafter defined) or any of the other Loan Documents (as defined in the Mortgage); (iv) all costs and expenses, including reasonable attorneys' and appraisers' fees, incurred by Holder in collecting or attempting to collect the indebtedness evidenced by this Note, or in enforcing any of the Loan Documents or protecting or sustaining the lien thereof or in any litigation or controversy arising from or connected with this Note or any of the other Loan Documents; and (v) all taxes or duties assessed upon the indebtedness evidenced by this Note or by any of the other Loan Documents or upon the Mortgaged Property (as hereinafter defined). All amounts owing under this Note shall be payable in legal tender of the United States of America.

         1. Interest Accrual. The principal balance of the indebtedness evidenced by this Note outstanding from time to time shall bear interest at a fixed rate per annum (the "Interest Rate") equal to seven and eight-tenths percent (7.8%). Interest shall be calculated on the daily unpaid principal balance of the indebtedness evidenced by this Note based on a 360-day year, provided that interest shall be due for the actual number of days elapsed during each period for which interest is being charged.

         2. Interest and Principal Payments. Equal monthly payments of principal and interest in the amount of Forty Six Thousand Seven Hundred Thirty-Five and 03/100 Dollars ($46,735.03) per month, which monthly payment amount is based on
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an assumed fifteen (15) year amortization schedule, shall be due and payable on the first day of March, 1996, and on the first day of each and every month thereafter until the Maturity Date (as hereinafter defined). If not sooner paid, all accrued and unpaid interest shall be due and payable at the earlier to occur of the Maturity Date or the acceleration by Holder of all indebtedness evidenced by this Note following the occurrence of an Event of Default (as hereinafter defined).

         3. Maturity Date. All indebtedness evidenced by this Note, and all other sums payable hereunder, if not sooner paid in accordance with this Note, shall be due and payable in full on the earlier to occur of (i) February 1, 2001, or (ii) acceleration by Holder following the occurrence of an Event of Default (the "Maturity Date").

         4. Business Days. Any payment under this Note which is stated to be due on a day other than a "Business Day" (a day on which banks are open for business in Bridgeport, Connecticut) shall be made on the next succeeding Business Day, and any such extension of time shall be included in the computation of the amount of interest to be paid; provided, however, that, if any such extension would cause any payment to be payable in the next following calendar month, such payment shall be made on the next preceding Business Day.

         5. Prepayments. (a) Maker may prepay the indebtedness evidenced by this Note, in whole or in part, at any time upon thirty (30) days prior written notice to Holder (the "Prepayment Notice") only if Maker shall indemnify Holder and hold Holder harmless from and against, and pay to Holder, at any time of such prepayment, the Prepayment Fee (as hereinafter defined). The "Prepayment Fee" shall be the greater of (i) any Net Loss (as hereinafter defined) that Holder sustains or incurs as a result of such prepayment; and
(ii) one percent (1%) of the principal amount of the indebtedness evidenced by this Note which is prepaid. As used herein, the term "Net Loss" means the Discounted Cost of Funds Differential (as hereinafter defined).

         (b) The "Discounted Cost of Funds Differential" shall be computed by Holder as follows:

                 (i) Holder shall first determine the Original Cost of Funds Rate (as hereinafter defined). The "Original Cost of Funds Rate"
         shall mean five and 83/100 percent (5.83%) per annum.
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                 (ii) Holder shall calculate the monthly interest that would be earned on the principal amount being prepaid at the Original Cost of Funds Rate for each month remaining until February 1, 2001 (the "Termination Date"). The result is the "Monthly Cost of Funds Payment."


                 (iii) Holder shall then calculate the monthly interest that would be earned by reinvesting the principal portion of the amount being prepaid at the Reinvestment Rate (as hereinafter defined) for each month remaining until the Termination Date. The result is the "Monthly Reinvestment Payment". The "Reinvestment Rate" shall mean the rate identified by Holder, as of the date Holder receives the Prepayment Notice, as the rate available to Holder and other money center banks doing business in Connecticut (as published in the applicable Federal Reserve statistical release designated by Holder) for the investment in U.S. Treasury Obligations ("Treasury Obligations") equal to the principal amount prepaid, with maturities closest to, or coterminous with, the Termination Date. If, for any reason, a quotation is unavailable for the Termination Date, quotations for the next preceding date for which such quotations are available shall be used. If Holder identifies more than one Treasury Obligation having the same maturity date, the Treasury Obligation having a coupon interest rate closest to the Original Cost of Funds Rate shall be used.

                 (iv) Each Monthly Reinvestment Payment shall then be subtracted from the corresponding Monthly Cost of Funds Payment. The result, if positive, is the "Monthly Payment Differential." The Monthly Payment Differential shall in no event be less than zero.

                 (v) Each Monthly Payment Differential from the prepayment date to the Termination Date shall then be discounted to present value at the Reinvestment Rate on a monthly basis. The result is the "Discounted Monthly Payment Differential."

                 (vi) All of the Discounted Monthly Payment Differential amounts shall then be added together and such aggregated amount shall constitute the Discounted Cost of Funds Differential.

         (c) Maker shall be responsible, in addition to the Prepayment Fee, for the payment of any reasonable administrative
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costs incurred by Holder in connection with such prepayment.  If the indebtedness evidenced by this Note shall be accelerated for any reason whatsoever, the applicable Prepayment Fee in effect as of the date of such acceleration shall be paid. When calculating the Prepayment Fee applicable to a prepayment resulting from (i) the application by Holder of insurance proceeds or condemnation proceeds toward the prepayment of the indebtedness evidenced by this Note, and (ii) any additional prepayment which Maker may elect to make in accordance with the terms of Section 22 of the Mortgage in order to obtain a partial release of the Mortgage encumbering the portion of the Mortgaged Property which was the subject of the casualty or condemnation which resulted in Holder's application of insurance proceeds or condemnation proceeds toward the prepayment of the indebtedness evidenced by this Note, the Prepayment Fee shall be equal to the Net Loss that Holder sustains or incurs as a result of said prepayment and shall not be equal to the greater of said Net Loss and 1% of the amount prepaid. All partial prepayments of principal hereunder shall be accompanied by and applied first to the payment of costs and expenses related thereto, unpaid late charges, then to accrued and unpaid interest and the balance on account of the unpaid principal in the inverse order of maturity. Such partial prepayments shall not affect Maker's obligation to make the regular monthly installments of principal and interest required pursuant to
Section 2 above until the indebtedness evidenced by this Note is fully paid.

         6. Events of Default. If an Event of Default shall occur then, at the option of Holder, all amounts remaining unpaid under this Note shall immediately become due and payable. Any failure to exercise any such option or any other right under this Note or under any of the other Loan Documents, or any delay in such exercise, shall not constitute a waiver of the right to exercise such option or such other right at a later time so long as such Event of Default shall remain uncured, and shall not constitute a waiver of the right to exercise such option or other right if any other Event of Default shall occur. The acceptance by Holder of payment of any sum payable under this Note after the due date of such payment shall not be a waiver of Holder's right to require prompt payment when due of all other sums payable under this Note or of Holder's right to declare a default for failure to make prompt payment in full.

         7. Default Rate and Late Charge. (a) Upon the occurrence of any Event of Default, whether or not the Maturity Date of this Note shall have been accelerated, the entire principal indebtedness evidenced by this Note shall bear interest from the
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date of occurrence of such Event of Default until collection (including any period of time occurring after judgment), at the "Default Rate," which shall mean and be the lower of (i) the highest interest rate per annum allowed by applicable law, or (ii) the interest rate per annum equal to the sum of five percent (5%) plus the Interest Rate.

                 (b) If Holder shall not receive the full amount of any payment due under the terms of this Note within ten (10) days after the due date of such payment (and, solely with respect to the final payment of principal and interest which is due and payable on the Maturity Date, within thirty (30) days following the Maturity Date), then Maker shall pay to Holder, upon demand, a late charge equal to five percent (5%) of such payment, which is intended, without exclusion, to cover the additional expenses involved in handling such overdue payment. Such charge shall be in addition to, and not in lieu of, any other remedy Holder may have and shall be in addition to, and not in lieu of, Maker's obligation to pay any reasonable fees and charges of any agents or attorneys employed in the event of any default hereunder.

         8. Event of Default. For purposes of this Note, the term "Event of Default" (i) shall mean the failure by Maker to pay Holder any sum owed hereunder on or prior to the tenth (10th) day following the due date thereof, and (ii) shall have the meaning ascribed to such term in, and shall include any event which would constitute an Event of Default under, the Mortgage. The Connecticut Mortgage (as hereinafter defined) and the New York Mortgage (as hereinafter defined) are cross defaulted.

         9. Waivers and Consents. Maker and each endorser, guarantor and surety of this Note, and each other person liable or who shall become liable for all or any part of the indebtedness evidenced by this Note shall:

                 (a) waive demand, presentment, protest, notice of protest, notice of dishonor, diligence in collection, notice of nonpayment and all notices of a like nature; and

                 (b) consent to (i) all renewals, extension or modifications of this Note or the other Loan Documents (including any affecting the time of payment), (ii) all advances under this Note or the other Loan Documents, (iii) the release, surrender, exchange or substitution of all or any part of the security for the indebtedness evidenced by this Note, or the taking of any additional security, (iv) the release of any or all other persons from liability,
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         whether primary or contingent, for the indebtedness evidenced by this
         Note or for any related obligations, and (v) the granting of any other indulgences to any such person.

Any such renewal, extension, modification, advance, release, surrender, exchange, substitution, taking or indulgence may take place without notice to any such person and, whether or not any such notice is given, shall not impair the liability of any such person.

    10. Lien and Right of Setoff. Maker and each endorser, guarantor and surety of this Note, and each other person liable or who shall become liable for all or any part of the indebtedness evidenced by this Note, hereby give Holder a lien and right of setoff for all of their respective liabilities in respect of such indebtedness upon and against all of their respective deposits, certificates of deposit, credits and property (other than the Mortgaged Property), now or hereafter in the possession or control of Holder or in transit to Holder. Holder may at any time apply the same, or any part thereof, to any liability of Maker or any such other person, whether matured or unmatured.

    11. Partial Invalidity. If any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part, or in any respect, or if any one or more of the provisions of this Note shall operate, or would prospectively operate, to invalidate this Note, then such provision or provisions only shall be deemed to be null and void and of no force or effect and shall not affect any other provision of this Note, including, without limitation, the obligation of Maker to pay the indebtedness evidenced by this Note, and the remaining provisions of this Note shall remain operative and in full force and effect, shall be valid, legal and enforceable, and shall in no way be affected, prejudiced or disturbed thereby.

    12. Modification or Termination; Time of Essence; Governing Law. This Note may not be modified or terminated orally, but only by a written instrument signed by the party against whom enforcement of any such modification or termination is sought. Time is and shall be of the essence in the performance of all obligations under this Note. This Note shall be governed by and construed in accordance with the laws of the State of Connecticut.
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    13.  Gender.  As used in this Note, words of any gender shall be deemed to apply equally to any other gender, the plural shall include the singular and the singular shall include the plural (as the context shall require), and the word "person" shall refer to individuals, entities, authorities and other natural and juridical persons of every type.

    14. Joint and Several Obligation. If this Note is now or hereafter shall be, signed by more than one person, it shall be the joint and several obligation of all such persons (including, without limitation, all makers, endorsers, guarantors and sureties, if any) and shall be binding on all such persons and their respective heirs, executors, administrators, legal representatives, successors and assigns. This Note and all covenants, agreements and provisions set forth in this Note shall inure to the benefit of Holder and its successors and assigns.

    15. Usury. It is the intention of Maker and Holder to conform strictly to the Usury Law (as hereinafter defined). Accordingly, it is agreed that, notwithstanding any provisions to the contrary in this Note, in any of the other Loan Documents or in any documents otherwise relating hereto, the aggregate of all interest, or consideration constituting interest under the Usury Law, that is taken, reserved, contracted for, charged or received under this Note or under any of the aforesaid documents or otherwise in connection with this loan transaction shall under no circumstances exceed the maximum amount of interest allowed by the Usury Law. If any excess interest is provided for in this Note, in any of the other Loan Documents or in any documents relating hereto, then (a) the provisions of this paragraph shall govern and control, (b) neither Maker nor Maker's successors or assigns shall be obligated to pay the amount of such interest to the extent that it is in excess of the maximum amount of interest allowed by the Usury Law, (c) any such excess shall be deemed a mistake and canceled automatically and, if theretofore paid, shall be applied as hereinafter set forth or, to the extent such application shall violate the Usury Law and exceed the Maximum Legal Rate of Interest (as hereinafter defined), refunded to Maker, and (d) the effective rate of interest shall be automatically reduced to the Maximum Legal Rate of Interest. To the extent permitted by the Usury Law and to the extent the Maximum Legal Rate of Interest is not exceeded, all sums paid or agreed to be paid to Holder for the use, forbearance or detention of the indebtedness evidenced by this Note shall be amortized, prorated, allocated and spread throughout the full term of this Note. For purposes of this Note, "Usury Law" shall mean any present or future law of the State of Connecticut (meaning the
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internal laws of said state and not the laws of said state relating to choice of law), the United States of America or any other jurisdiction, which is applicable to the interest and other charges under this Note, under any of the Loan Documents or under any documents otherwise relating hereto and to the classification of Maker under such law. For purposes of this Note, the "Maximum Legal Rate of Interest" shall mean the maximum effective contract rate of interest that Holder may from time to time, by agreement with Maker, legally charge Maker and in regard to which Maker would be prevented successfully from raising the claim or defense of usury under the Usury Law as now or hereafter construed by courts of appropriate jurisdiction.

    16. Certification as a Business Transaction. TO INDUCE HOLDER TO ENTER INTO THE COMMERCIAL LOAN TRANSACTION EVIDENCED BY AND SECURED BY THE LOAN DOCUMENTS, MAKER AGREES THAT THE SAID TRANSACTION IS COMMERCIAL AND NOT A CONSUMER TRANSACTION AND, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, WAIVES ANY RIGHT TO NOTICE OF AND HEARING OF THE RIGHT OF HOLDER UNDER CHAPTER 903a OF THE CONNECTICUT GENERAL STATUTES, REVISION OF 1958, AS AMENDED, OR OTHER STATUTE OR STATUTES AFFECTING PREJUDGMENT REMEDIES AND AUTHORIZES HOLDER'S ATTORNEY TO ISSUE A WRIT FOR A PREJUDGMENT REMEDY WITHOUT COURT ORDER, PROVIDED THE COMPLAINT SHALL SET FORTH A COPY OF THIS WAIVER.

    17. Taxes on Note. Maker agrees to pay all taxes or duties assessed upon this Note against the Holder or other owner of this Note or the debt evidenced hereby, or the Mortgage or the Mortgaged Property.

    18. Security. The indebtedness evidenced by this Note is secured, in part, by that certain Mortgage Deed and Security Agreement (the "Connecticut Mortgage") and by that certain Mortgage and Security Agreement (the "New York Mortgage"), both encumbering certain real property located at and commonly known as 479 East Main Street, Branford, Connecticut, 361 Scott Swamp Road, Farmington, Connecticut, 400 Talcottville Road, Vernon, Connecticut, 1198 Queen Street, Southington, Connecticut, 656 Silver Lane, East Hartford, Connecticut and Route 9, West Kieffer Lane, Kingston, New York. The term "Mortgage," as used herein, shall mean the Connecticut Mortgage and the New York Mortgage collectively. The term "Mortgaged Property," as used herein, shall have the meaning ascribed to such term in the Mortgage, and the term "Loan Documents," as used herein, shall have the meaning ascribed to such term in the Mortgage.
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         IN WITNESS WHEREOF, the undersigned has caused this instrument to be duly executed as of the date first written above.



                                        FRANK'S NURSERY & CRAFTS, INC.



                                        By: Robert M. Lovejoy, Jr.
                                           -------------------------------
                                           Name: Robert M. Lovejoy, Jr.
                                           Title: Vice President